 As filed with the Securities and Exchange Commission May 8, 2012 Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INTERIM HEALTHCARE OF WYOMING, INC.

(Exact name of registrant as specified in its charter)

Wyoming	8082	83-0297811
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1010 East First Street -- Suite A

Casper, Wyoming 82601

(307) 266-1152

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices.)

John Busshaus, Chief Financial Officer

Interim Healthcare of Wyoming, Inc.

5001 Baum Boulevard, Suite 770

Pittsburgh, Pennsylvania 15213

Phone: (412) 621-0902

 (Name, address including zip code, and telephone number, including area code, of agent for service)

Copy To:

Branden T. Burningham, Esq.

455 East 500 South

Suite 205

Salt Lake City, Utah  84111

Phone:  (801) 363-7411

NO SHARES OF REGISTRANT’S COMMON STOCK WILL BE ISSUED TO ANY HOLDER OF SHARES OF PARENT IN ANY JURISDICTION IN WHICH SUCH ISSUANCE WOULD NOT COMPLY WITH THE LAWS OF THAT JURISDICTION.

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the effective date of the Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company

 CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (1)
Common Stock, par value $0.001 per share	9,311,164 shares	$ -	$ -	$ 244.03
(1)

Based upon the assumption that there will be 9,311,164 shares of the registrant to be outstanding immediately prior to the declaration of effectiveness of this Registration Statement, based upon an equal amount of outstanding shares of Wizzard Software Corporation, a Colorado corporation at that time.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended, based on the book value of the assets of the registrant as of March 31, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus	$244.03	May __, 2012

9,311,164 SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE OF INTERIM HEALTHCARE OF WYOMING, INC. BEING SPUN-OFF BY ITS PARENT, WIZZARD SOFTWARE CORPORATION   (“WZE”)

9,311,164 shares of common stock, par value $0.001 per share (the “Shares”) of Interim Healthcare of Wyoming, Inc. (“Interim” or the “Registrant”) are being spun-off hereby by Wizzard Software Corporation, a Colorado corporation (“Wizzard” or “WZE”).  Interim is currently a wholly-owned subsidiary of WZE.  Interim will maintain all of the businesses, assets and liabilities that it holds immediately before the effectuation of the spin-off (and, accordingly, WZE post-spin-off will have no business, assets or liabilities of Interim).

This Prospectus is being furnished in connection with the planned spin-off of Interim from WZE and the issuance of Interim common stock in the spin-off, which will be issued shortly after the date of this Prospectus (referred to herein as the “spin-off date”).  Following the registered spin-off, and upon the approval of quotations for Interim’s common stock on the OTC Bulletin Board, each of Interim and WZE will be independent, publicly-traded companies.  WZE files periodic reports with the Securities and Exchange Commission (the “SEC,”) and upon effectiveness of the Registration Statement, Interim will also be a company reporting to the SEC under the Securities Exchange Act of 1934.  (See “Risk Factors.”)

WZE is effecting the spin-off pursuant to the terms of the WZE Board of Directors’ April 5, 2012 resolution and related organic actions.  WZE currently owns all of the Registrant’s 1,000 common shares issued and outstanding. WZE currently has 8,623,273 issued and outstanding common shares and as of the record date of the spin-off it will have a total of 9,311,164 shares issued and outstanding.  In connection with the spin-off, Interim Shares will be issued to WZE’s stockholders on a 1 for 1 basis, for every common share of WZE outstanding, as of the spin-off date, estimated to occur on or about July 15, 2012.  (Because certain regulatory filings and notices must be made with regard to this spin-off, the exact record date is not presently precisely knowable.).  On the spin-off date, the Registrant will issue to each of WZE’s common shareholders as of the record date, which we anticipate to be June 15, 2012, one share of Interim for every share of WZE held by each such shareholder.  Interim expects to issue 9,311,164 common shares to the WZE shareholders in this manner.

Reason for Furnishing this Prospectus

We are furnishing this Prospectus to provide information to holders of WZE who will be issued Interim shares in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Interim’s securities or those of WZE. The information contained in this Prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Interim nor WZE are required to update the information except in the normal course of our public disclosure obligations and practices.

No stockholder approval of the spin-off is required, and none is being sought.  Neither WZE nor Interim is asking you for a proxy.

There is currently a relatively liquid trading market for WZE common stock, the NYSE AMEX Exchange trading symbol for which is WZE. Following the spin-off, WZE expects that its common stock will continue to be listed on the NYSE AMEX exchange as WZE, and Interim common stock is expected to qualify for and be traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under a symbol yet to be determined.

It is also the current intent of Interim to file, shortly after the spin-off date, to complete a capital raise of up to $10,000,000.  Any such capital raise would be the subject of a post-effective amendment to this Registration Statement pursuant to Rule 429 under the Securities Act of 1933, thereby incorporating by reference the materials constituting this registered filing.

IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

UNTIL_________, 2012 (90 DAYS AFTER THE DATE HEREOF), ANY BROKER-DEALER EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A CURRENT COPY OF THIS PROSPECTUS.  THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A COPY OF THIS PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

Table of Contents

PROSPECTUS SUMMARY

6

The Offering

6

SUMMARY FINANCIAL DATA

8

RISK FACTORS

9

THE SPIN-OFF

14

DIVIDEND POLICY

18

RELATED PARTY TRANSACTIONS

18

INTERIM AND WZE

19

SELECTED FINANCIAL DATA

24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

25

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

25

Results of Operations

25

APPLICATION OF PROCEEDS

27

MARKET PRICE OF COMMON STOCK AND RELATED MATTERS

27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

28

WZE’s RELATIONSHIP WITH INTERIM FOLLOWING THE SPIN-OFF

29

ABSENCE OF PUBLIC MARKET AND DIVIDEND POLICY

30

CAPITALIZATION

31

DILUTION

31

DESCRIPTION OF CAPITAL STOCK

31

SHARES ELIGIBLE FOR FUTURE SALES

33

LEGAL MATTERS

34

EXPERTS

34

WHERE YOU CAN FIND MORE INFORMATION

34

Financial Statements

36

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.  All references in this Prospectus to Shares are as of April 30, 2012, unless otherwise specified.  Prospective investors should carefully consider the information set forth under the heading “Risk Factors.”

The Offering

The following is a summary of some of the information contained in this Prospectus. In addition to this Summary, Interim urges you to read the entire prospectus carefully, including the risks of investing in its common stock discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Interim’s and WZE’s financial statements and the notes thereto included in this Prospectus. As used in this Prospectus, references to “WZE” refer to Wizzard Software Corporation and references to “Interim” refer to Interim Healthcare of Wyoming, Inc.

WZE (See p. 19)

Wizzard Software Corporation (“WZE”) is a Colorado corporation located at 5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213 (Telephone: 412-621-0902).   WZE, through its subsidiary, Webmayhem, Inc., a Pennsylvania corporation doing business as “Liberated Syndication” (“Libsyn”) are in the business of podcast hosting and media services.  WZE also offers through its wholly owned subsidiary, Interim, home healthcare services, and it is this entity that WZE intends to spin-off to its stockholders.  WZE’s potential success relies largely on the ability to scale the operations of the Media business.  WZE has been involved the operations of Libsyn subsidiary and other ventures.  In addition, on April 5, 2012, WZE entered into a Share Exchange Agreement by which it agreed to acquire all of the issued and outstanding shares of capital stock of Digital Entertainment International Ltd., a company organized under the laws of the Hong Kong Special Administrative Region (the “Digital HKCo”).  The closing of the Share Exchange Agreement is subject to numerous contingencies, including the effectuation of the spin-off of Interim.  At such time as the Share Exchange Agreement is closed, as to which there can be no assurance, the operations of WZE will also include those of the Digital HKCo, which is engaged in the media business in China.

Relationship between WZE and Interim Before the Spin-off (See p. 19)

Currently Interim is a wholly-owned subsidiary of WZE. Interim’s mailing address and telephone number is those of WZE:  5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213 (Telephone: 412-621-0902).  On or prior to the spin-off date, WZE will transfer to Interim any and all of the assets and liabilities employed in WZE’s business operations to Interim (cumulatively referred to in this Prospectus as the “restructuring”).  After the spin-off, Interim will be an independent public company, any relationship thereafter limited to the terms of the respective Separation Agreement and Tax Matters Agreement outlined below.  For a more detailed description of these relationships, see the section entitled “Relationship Between Interim and WZE Following the Spin-Off.”

Recent Developments

None

The Spin-Off (See p. 14)

See “The Spin-Off,” beginning on page 14, for a more detailed description of the matters described below.

Shares Issued

Interim will issue to all WZE shareholders on the effective date of the spin-off a pro rata distribution of the following (based on the number of shares outstanding as of June 15, 2012 upon the assumption of and in dividend for the following: (i) 9,311,164 shares of Interim common stock on the 9,311,164 outstanding common shares of WZE.

Spin-Off Date

The spin-off date is July 15, 2012.  Holders of record of WZE at the close of business on June 15, 2012 will become entitled to receive the Interim common shares as outlined above.  In addition, their rights as holders of common shares of WZE will continue.

Spin-Off Ratio

Pursuant to the Interim common stock spin-off and associated distributions outlined above, there will be a dividend to WZE shareholders of Interim capital stock based on 1 for 1 (100%) of the outstanding common shares of WZE.

Securities to be Distributed

Based on the information available to us as of April 30, 2012, Interim estimates that approximately 9,311,164 shares of Interim common stock will be issued on approximately 9,311,164 WZE common shares outstanding. The exact number of shares of Interim common stock to be distributed in connection with this spin-off will be determined based on the number of shares of WZE outstanding on the spin-off date.

As part of the spin-off, Interim will be adopting a book-entry share transfer and registration system for its common stock. Instead of receiving physical share certificates, registered holders who currently hold certificates representing WZE will receive, for every  share of  WZE held on the spin-off date, one share of Interim common stock credited to book-entry accounts established for them by Interim’s transfer agent.

Holders of WZE who hold shares in book-entry registered form do not need to take any action to receive their Interim shares.

Interim’s transfer agent will mail an account statement to each registered holder stating the number of shares of Interim common stock credited to such holder’s account.  After the distribution, such holders may request that their shares of Interim common stock be transferred to a brokerage or other account at any time without charge. For stockholders who own WZE shares through a broker or other nominee, their shares of Interim common stock will be credited to their account by the broker or other nominee.

Certain U.S. Federal Income Tax Consequences of the Spin-Off	The spin-off may be taxable to the recipient, as with any dividend.
Secondary Market

While there is a public market for shares of WZE (trading on NYSE AMEX Exchange), there is currently no public market for Interim common stock.  Interim intends to apply to list its common stock on the OTCBB under a symbol yet to be determined.  Interim expects that trading on the OTCBB in Interim common stock will begin on the effective date of the spin-off.

      7

Relationship Between Interim and WZE Following the Spin-Off

Interim and WZE after the spin-off will provide for the allocation of employee benefits, tax and other liabilities and obligations attributable to periods before the spin-off. These also include arrangements with respect to interim services and a number of ongoing commercial relationships. For a more detailed description of these arrangements, see the section entitled “Relationship Between Interim and WZE Following the Spin-Off.”

Dividend Policy	Following this share distribution, neither WZE nor Interim anticipates paying any dividends on their respective common stock in the foreseeable future.
Appraisal Rights	Holders of WZE common shares have no dissenters’ rights of appraisal in connection with this spin-off of Interim common shares.
Transfer Agent and Registrar

Interwest Transfer Company Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117 is our stock transfer company.  Telephone: 801-272-9294; Fax: 801-277-3147; E-mail Address: Melinda@interwesttc.com.

Risk Factors	See the section entitled “Risk Factors” beginning on page 9 for a discussion of some of the factors you should carefully consider in connection with this spin-off.

SUMMARY FINANCIAL DATA

The Summary Financial Information, all of which has been derived from audited and unaudited financial statements included elsewhere in this Prospectus, reflects the operations of Interim for its operating history.  This information should be read in conjunction with the financial statements (audited as of and for each of the years ended December 31, 2011 and 2010, respectively contained in Appendix F and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Current Assets	December 31, 2011
Current Assets	$953,008
Non-current Assets	$1,278,523
Current liabilities	$137,185
Long Term Liabilities	$0

	Year ended December 31,
(in thousands, except per share data)	2011	2010	2009	2008	2007
OPERATING DATA:
Total revenue	3,426	3,099	2,905	3,933	3,339
Net income / ( loss)	(347)	16	(27)	241	347
Net loss available to common stockholders	(347)	16	(27)	241	347
Basic and diluted net loss per common stockholder	(347.44)	15.80	(27.39)	240.55	347.20

	As of December 31,
(in thousands)	2011	2010	2009	2008	2007
BALANCE SHEET DATA:
Working capital	816	472	579	964	652
Net property, plant and equipment	4	10	19	32	108
Goodwill	1,190	1,920	1,920	1,920	1,920
Total assets	2,231	2,454	2,584	3,056	2,987
Current liabilities	137	53	66	140	312
Total liabilities	137	164	66	140	363
Total stockholder’s equity	2,094	2,290	2,418	2,916	2,508

RISK FACTORS

You should carefully consider each of the following risks and uncertainties associated with the spin-off, ownership of WZE common stock and Interim common stock and Interim’s business generally, as well as all of the other information set forth in this Prospectus.

Generally

The occurrence of any of the risks or uncertainties described below could significantly and adversely affect our business, prospects, financial condition and operating results.  Additional risks and uncertainties not currently known to Interim or WZE, or risks that currently are deemed immaterial may also impair our business. In any event, the trading price of WZE’s common stock (and Interim’s common stock, if any trading market develops for such stock, occurs) could decline, and the investor could lose part or all of his investment. The following are representative of those risks.   Such summary is not intended to be exhaustive of risks that are or may become relevant.

Investors should carefully consider the information presented below, including risks relating to Interim’s operations, uncertain market acceptance, competition, regulation, future capital needs and dependence on key personnel.

THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.   RECIPIENTS OF INTERIM SHARES RECEIVED IN THIS SPIN-OFF SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS.  EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN INTERIM COMMON STOCK. THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

Risk Factors Relating to the Spin-Off

Interim may be unable to make the changes necessary to operate as an independent entity or may incur greater costs, which could prevent it from operating profitably.

Interim was incorporated in Wyoming in 1991, and operates as a wholly owned subsidiary of WZE.  Following the spin-off, WZE will have no obligation (beyond that provided in the Separation Agreement) to provide financial, operational or organizational assistance to Interim.  As a consequence, Interim may not be able to implement successfully the changes necessary to operate independently.  Interim may also incur additional costs relating to operating independently that would cause its available funds to decline materially. Interim cannot assure you that once it becomes a stand-alone company, it will be profitable.

In addition, agreements that Interim has entered into in connection with the spin-off may require Interim’s business to be conducted differently than previously conducted and will cause its relationship with WZE to be different from what it has historically been. These differences may harm Interim’s operating results and financial condition.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the spin-off of Interim common stock to holders of Wizzard common stock in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

Wizzard has not obtained a ruling from the IRS that the spin-off will qualify as a tax-free transaction under Section 355 of the Code and a tax-free reorganization under Section 368(a)(1)(D) of the Code. On the basis of

Wizzard’s position and opinion only and assuming that Wizzard common stock is a capital asset in the hands of a Wizzard stockholder on the distribution date:

•

holders of Wizzard common stock should not recognize any income, gain or loss as a result of the receipt of shares of Interim common stock in the spin-off;

•

holders of Wizzard common stock should apportion the tax basis of their Wizzard common stock between such Wizzard common stock and Interim common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off;

•

the holding period for Interim common stock received in the spin-off by holders of Wizzard common stock should include the period during which such holders held the Wizzard common stock with respect to which the spin-off was made; and

•

neither Interim nor Wizzard should recognize gain or loss as a result of the spin-off.

If the distribution were not to qualify as a tax-free spin-off, each Wizzard stockholder receiving shares of Interim common stock in the spin-off would be treated as if such stockholder had received a distribution in an amount equal to the fair market value of Interim common stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of Wizzard’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis in Wizzard common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the Wizzard common stock. Any such gain would generally be a capital gain if the Wizzard common stock is held as a capital asset on the distribution date. In addition, Wizzard would recognize a taxable gain to the extent that the fair market value of Interim common stock distributed in the spin-off exceeded its tax basis in such common stock.

For a more detailed discussion, see the section entitled “Relationship Between Interim and WZE Following the Spin-Off—Arrangements Between Interim and WZE Relating to the Spin-Off” and “Tax Matters Agreement.”  WZE’s indemnification obligations to Interim and its subsidiaries, officers and directors are not limited by any maximum amount.

Registrant’s Accounting and Management Systems and Resources May Be Inadequate.

Interim’s accounting and other management systems and resources may not be adequate to meet the financial reporting and other requirements to which Interim will be subject following the spin-off.  If Interim is unable to achieve and maintain effective internal controls, its operating results and financial condition could be harmed.

Prior to the spin-off, Interim was not directly subject to reporting and other requirements of the Securities Exchange Act of 1934 (the “Exchange Act”).  As a result of the spin-off, Interim will  be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of  2002 (“Sarbanes-Oxley”). Sarbanes-Oxley will require annual management assessments of the effectiveness of Interim’s internal controls over financial reporting. Interim’s reporting and other obligations will place significant demands on its management and administrative and operational resources, including accounting resources.

To comply with these requirements, Interim may need to upgrade its systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and finance staff.  If Interim is unable to upgrade its systems and procedures in a timely and effective fashion, it may not be able to comply with its financial reporting requirements and other rules that apply to public companies.  In addition, if Interim is unable to conclude that its internal controls over financial reporting are effective, Interim could lose investor confidence in the accuracy and completeness of its financial reports. Any failure to achieve and maintain effective internal controls could harm Interim’s operating results and financial condition.

Interim’s success will depend on its ability to retain key employees and recruit key management personnel.

One of Interim’s primary assets is its highly-skilled personnel.  These personnel could leave Interim and so deprive Interim of the skill and knowledge essential for performance of its existing and new business. Some of Interim’s employees may have additional or different responsibilities following the spin-off as a result of the fact that Interim will be an independent public company.  If any of Interim’s key personnel leaves for one of these or any other reason(s), it could harm Interim’s operating results and financial condition.

The spin-off arrangements between Interim and WZE require Interim to assume all its liabilities prior to the spin-off and the terms of these arrangements may be less favorable to Interim than if they had been negotiated with unaffiliated third parties.

Interim negotiated and entered into the spin-off arrangements as a subsidiary of WZE.  Had these arrangements been negotiated with unaffiliated third parties, their terms might have been more favorable to Interim.  These arrangements require WZE to assume and/or indemnify Interim for, among other things, all past, present and future liabilities related to our business.

Risk Factors Relating to Interim Common Stock

The market price and trading volume of Interim common stock may be volatile and may face negative pressure.

Before the spin-off, there was a trading market for WZE’s common stock but not for the shares of the Interim common stock.  WZE’s common stock will continue to be traded publicly while the Interim shares issued in the spin-off will trade publicly for the first time following the spin-off. Until, and possibly even after, orderly trading markets develop for Interim stock, there may be significant fluctuations in price. Investors’ interest may not lead to a liquid trading market and the market price of Interim common stock may be volatile. This may result in short- or long-term negative pressure on the trading price of shares of Interim common stock—or that of WZE.

The market price of Interim’s common stock may be volatile due to the risks and uncertainties described in this “Risk Factors” section, as well as other factors that may affect the market price, such as:

•

Conditions and publicity regarding the home healthcare, and health insurance industries generally;

•

Price and volume fluctuations in the stock market at large which do not relate to Interim’s operating performance; and

•

Comments by securities analysts or government officials, including those with regard to the viability or profitability of the home healthcare sector generally or with regard to our ability to meet market expectations.

The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies.

The market value of a share of Interim common stock received in the spin-off might be less than the market value of a share of WZE before the spin-off.

If the spin-off is completed as currently contemplated, holders of WZE shares will, after the spin-off, hold common stock of both WZE and Interim.  Because the two companies will largely be independent of each other thereafter, Interim cannot assure you that the public market for its common stock will be similar to the public market for that of WZE. Ultimately, the value of each share of Interim common stock will be principally determined in trading markets and could be influenced by many factors, including Interim’s operations, the growth and expansion of its business, investors’ expectations of its prospects, its credit worthiness, trends and uncertainties affecting the industries in which Interim competes, future issuances and repurchases of Interim common stock and general economic and other conditions. The market value of Interim’s common stock could be less than the market value before the spin-off or that of WZE’s market value aggregated with that of Interim.  In addition, the trading price of Interim common stock may decline following the spin-off.

Failure to meet financial expectations could have an adverse impact on the market price of Interim’s common stock.

Interim’s ability to achieve its financial targets is subject to a number of risks, uncertainties and other factors affecting its business and the home healthcare industry generally, many of which are beyond Interim’s control. These factors may cause actual results to differ materially. Interim describes a number of these factors throughout this document, including in these Risk Factors and in the section entitled “Special Note Regarding Forward-Looking Statements.”  Interim cannot assure you that it will meet these targets. If Interim is not able to meet these targets, it could harm the market price of its common stock.

Future sales of Interim stock could adversely affect its stock price and its ability to raise capital in the future.

Sales of substantial amounts of Interim common stock could harm the market price of its stock. This also could harm Interim’s ability to raise capital in the future. The shares issued in the spin-off will be freely tradable without restriction under the Securities Act of 1933 (the “Securities Act”) by persons other than “affiliates,” as defined under the Securities Act. Any sales of substantial amounts of Interim common stock in the public market, or the perception that those sales might occur, could harm the market price of Interim’s common stock.

Neither Interim nor WZE will solicit the approval of its stockholders for the issuance of authorized but unissued shares of Interim common stock unless this approval is deemed advisable by our board of directors or is required by applicable law, regulation or any applicable stock exchange listing requirements. The issuance of those shares could dilute the value of Interim’s outstanding shares of common stock.

Risk Factors Relating to Interim’s Business

Interim may pursue acquisitions, investments or other strategic relationships or alliances, which may consume significant resources, may be unsuccessful and could dilute holders of its common stock.

Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, operating losses, and expenses that could have a material adverse effect on Interim’s financial condition and operating results. Acquisitions involve numerous other risks, including:

•

Diversion of management time and attention from daily operations;

•

Difficulties integrating acquired businesses, technologies and personnel into Interim’s business;

•

Inability to obtain required regulatory approvals and/or required financing on favorable terms;

•

Entry into new markets in which Interim has little previous experience;

•

Potential loss of key employees, key contractual relationships or key customers of acquired companies or of Interim; and

•

Assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

If these types of transactions are pursued, it may be difficult for Interim to complete these transactions quickly and to integrate these acquired operations efficiently into its current business operations. Any acquisitions, investments or other strategic relationships and alliances by Interim may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges.

Interim’s business activities are highly regulated and new and proposed government regulation or legislative reforms could increase Interim’s cost of doing business, reduce its revenues, profitability and liquidity or subject Interim to additional  liability.

Interim’s reimbursements for home healthcare services are subject to substantial federal and state regulation. These laws and regulations, along with the terms of Interim’s contracts and licenses, regulate how Interim does business, what services are offered and how Interim interacts with its customers, providers and the public. Laws and regulations applicable to Interim’s businesses are subject to frequent change and varying interpretations. Changes in existing laws or regulations, or their interpretations, or the enactment of new laws or the issuance of new regulations could adversely affect Interim’s business by, among other things:

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Imposing additional license or registration requirements;

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Increasing administrative and other costs;

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Forcing Interim to restructure its relationships with providers; or

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Requiring Interim to implement additional or different programs and systems.

Although Interim believes it can structure its operations to comply with the laws and regulations applicable to it, government officials charged with responsibility for enforcing such laws and regulations are entitled to audit Interim’s operations and may in the future assert that Interim (or transactions in which it is involved) are in violation of these laws or courts may ultimately interpret such laws in a manner inconsistent with Interim’s interpretation. Therefore, it is possible that future legislation and regulation and the interpretation of existing and future laws and regulations could have a material adverse effect on Interim’s ability to operate home healthcare agencies.

Interim is required to comply with laws governing the transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.

Regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, require Interim to comply with standards regarding the exchange of health information within the company itself and with third parties, including healthcare providers, business associates and Interim’s customers. These regulations include standards for common healthcare transactions, including claims information, plan eligibility, and payment information; unique identifiers for providers and employers; security; privacy; and enforcement. HIPAA also provides that to the extent that state laws impose stricter privacy standards than HIPAA privacy regulations, a state seeks and receives an exception from the Department of Health and Human Services regarding certain state laws, or state laws concern certain specified areas, such state standards and laws are not preempted.

Interim believes it can comply with the HIPAA guidelines for the adoption and implementation of appropriate policies and procedures for privacy, for transactions and code sets and for security standards. Given HIPAA’s complexity and the possibility that the regulations may change and may be subject to changing and perhaps conflicting interpretation, Interim’s ongoing ability to comply with the HIPAA requirements is uncertain. Furthermore, a state’s ability to promulgate stricter laws, and uncertainty regarding many aspects of such state requirements, make compliance with applicable health information laws more difficult. Sanctions for failing to comply with the HIPAA health information provisions include criminal penalties and civil sanctions, including significant monetary penalties.

Interim’s business model is heavily dependent on its ability to forge and maintain mutually beneficial business relationships with physicians and physician organizations.

Interim’s healthcare services are dependent upon recommendations from physicians and physician organizations such as hospitals and patient treatment facilities. Physicians and discharge personnel in healthcare facilities are the key to Interim’s ability to compete in the marketplace and its financial performance.

Interim’s success will be dependent upon, among other factors, its ability to successfully foster relationships with physicians and discharge personnel. Interim cannot assure that it can maintain the relationships in the future to obtain the referrals necessary to be competitive. The failure of Interim personnel to perform these functions could have an adverse impact on Interim’s competitive position, its growth and development, and its overall financial performance.

Interim’s products and services compete in segments of the healthcare market that are highly competitive.

The principal competitive factors that affect Interim include: marketing products and services, managing costs to maintain competitive pricing, recruiting nurses and certified nursing aides for home healthcare services, delivering superior customer service, and aggressively managing costs.  Interim cannot assure you that it will be able to successfully compete against current and future competitors and grow and maintain its market share.

Any substantial sale of stock by existing shareholders could depress the market value of the stock of WZE and/or Interim, thereby devaluing the market price and causing investors to risk losing all or part of their investment.

Stockholders, including directors and officers (among whom is Christopher Spencer) hold a large number of shares as of the date of this Prospectus, directly or indirectly of the outstanding shares of both WZE and Interim.  We can make no prediction as to the effect, if any, that sales of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time of either company. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for WZE and/or Interim to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

THE SPIN-OFF

Description of the Spin-Off/Restructuring Process

The spin-off will be effected through a stock dividend, (based on a 1 for 1 ratio of outstanding WZE capital stock) of the common stock of Interim (currently a wholly-owned subsidiary of WZE) to the common stockholders of WZE.  Specifically, each holder of record of WZE at the close of business on the record date (currently anticipated to be June 15, 2012), will receive one share of Interim common stock for every share of WZE held by such holder on the spin-off date.

The spin-off is expected to be effective as of 11 AM, New York City time, on the effective date of the spin-off, July 15, 2012. To receive Interim common stock, you must be a holder of record of WZE at the close of business on June 15, 2012.

Reasons for the Spin-Off

As a condition to the closing of the Share Exchange Agreement for WZE’s acquisition of Digital HKCo, WZE is to complete the spin-off of its home healthcare operations through a special dividend to its stockholders as a separate public corporation.  The Share Exchange Agreement provides that Universal Entertainment Group Limited, a British Virgin Islands corporation that owns 100% of the issued and outstanding shares of Digital HKCo, will not be deemed a stockholder of WZE for purposes of the spin-off and will not be entitled to participate therein.  The spin-off will be subject to the prior approval of the Share Exchange Agreement by the common stockholders of WZE at WZE’s annual meeting of stockholders, which is scheduled to be held on Friday, June 29, 2012.

Interim is the wholly-owned subsidiary of WZE.  In addition to the foregoing matters, market perceptions about WZE have changed and the benefits of this parent sub-structure have diminished.  Interim desires a new price/capital structure as it moves to the OTCBB and becomes a reporting company while permitting WZE to become an independent entity pursuing its separate business plan.

On April 5, 2012, WZE’s board of directors approved the spin-off of Interim into an independent publicly reporting and trading company.  In addition to the reasons set forth above, the reasons for the spin-off consist principally of the following, all of which are supported by both Interim and WZE and their respective managements.

Increased competitiveness by allowing greater managerial focus.  If the Share Exchange Agreement is closed and Digital HKCo becomes a wholly-owned subsidiary of WZE, WZE’s will have an even sharper business focus on the media industry than it currently has.  Conflicting business priorities within the WZE structure and diverted management attention both within WZE and within Interim may affect both Interim’s ability to compete as effectively as it could if it were separated from WZE and WZE’s ability to compete as effectively as it could if its corporate structure were more clearly focused on the media industry.  After the spin-off, WZE will be a smaller company with a greater business focus and Interim will similarly be more focused on its business operations.  Each company’s Board of Directors and management team will be focused solely on their respective businesses, without concern for the potentially conflicting strategic needs of WZE’s other businesses.  As a result, it is expected that each company will be in a better position to compete, grow and serve its customers through quicker decision making, more efficient deployment of resources, increased operational agility and enhanced responsiveness to customers and markets.

Enable WZE and Interim to use stock more efficiently as an acquisition currency.  The ability to expand through selective acquisitions and partnerships is expected to be important to each company’s continued success.  Management believes the spin-off will enable each company to use its own stock more effectively as currency in acquiring, merging and otherwise making strategic investments in or partnering with other companies.   For these reasons, Interim expects that, after the spin-off, it will have greater autonomy and control over the use of its equity than now with Interim being a subsidiary of WZE.  For more information regarding these limitations, see the section entitled “Relationship Between Interim and WZE Following the Spin-Off—Arrangement Between Interim and WZE Relating to the Spin-Off—Tax Matters Agreement.”

Enhance stockholder influence on the outcome of stockholder voting.  Under the current structure, the Board of Directors of WZE has absolute voting power over Interim’s outstanding common stock. This disproportionate voting power affords WZE’s Board the ability to control the outcome of stockholder votes - even if the matter involved a divergence or conflict of the interests of Interim and WZE.  The spin-off will vest in Interim (previously WZE) shareholders all of the voting rights associated with Interim’s common stock and, as a result, afford its holders enhanced influence over the affairs of Interim.

Other Considerations

The WZE Board of Directors considered other factors relating to the spin-off, including its expectation that the spin-off will not qualify as a tax-free exchange for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and will eliminate risk not directly associated with Interim’s business. The WZE Board of Directors also considered other potential risks and consequences to Interim and WZE associated with the spin-off, including those relating to Interim that are described in “Risk Factors—Risk Factors Relating to the Spin-Off,” but believed that the considerations described above outweighed those risks. We urge you to read all of the risk factors described in this Prospectus.

The Restructuring; Spin-Off Ratio

The spin-off is expected to be effective at 11 AM, New York City time, on July 15, 2012. The spin-off will be effected through an initial stock dividend (based on a 1 for 1 ratio on outstanding capital stock of WZE) by WZE to its common stockholders.  Those Interim shares will then be issued on a pro rata basis to all WZE shareholders.  Specifically, each holder of record of WZE at the close of business on June 15, 2012 will receive on the spin-off date one share of Interim common stock for every share of WZE held by such WZE shareholder.

WZE IS NOT SEEKING STOCKHOLDER APPROVAL OF THE SPIN-OFF, AND HOLDERS OF WZE HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE SPIN-OFF FROM AND AFTER THE SPIN-OFF DATE.

To be entitled to receive shares of our common stock in the dividend, holders of WZE must be stockholders at the close of business on June 15, 2012.

The Spin-off of Interim

As part of the spin-off, Interim will be adopting a book-entry share transfer and registration system for its common stock. Instead of receiving physical share certificates, registered holders who currently hold certificates representing WZE common stock will receive, for every share of  WZE held on the spin-off date, one share of Interim common stock credited to book-entry accounts established for them by Interim’s transfer agent and a pro rata share of Interim’s common shares.

Our transfer agent will mail an account statement to each registered holder stating the number of shares of WZE common stock credited to such holder’s account. After the distribution, holders may request that their shares of Interim common stock be transferred to a brokerage or other account at any time without charge.  For stockholders who own WZE shares through a broker or other nominee, their shares of our common stock will be credited to their account by the broker or other nominee.

From and after the spin-off date, holders of WZE will become holders of Interim common stock, and their rights as holders of WZE will continue.

John Busshaus, CFO of WZE has been appointed to respond to any shareholder questions about the spin-off.  Questions and requests for assistance and additional copies of this Prospectus should be directed to Mr. Busshaus at (412) 621-0902.

Results of the Spin-Off

Upon completion of the spin-off, Interim will be an independent public company owning and operating the businesses that currently constitute the subsidiary of WZE, while WZE will have ownership in its other operating subsidiary, Webmayhem Inc. dba “Libsyn.”  For a discussion of the post spin-off businesses, with emphasis on that of Interim, see the section entitled “Interim and Our Business.” Immediately after the spin-off, Interim expects it will have approximately 7,000 common shareholders of record of shares of its common stock and approximately 9,311,164 shares of common stock outstanding. The exact number of shares to be issued in the spin-off will be determined based on the number of shares of WZE outstanding on the spin-off date. The exact number of Interim shares that will be outstanding immediately after the spin-off will also be known at that time.

Listing and Trading of Interim Common Stock

Currently, there is a relatively liquid public market for WZE common stock (traded on NYSE AMEX Exchange).  Interim intends to apply for quotations of its common stock on the OTCBB.  Interim cannot assure investors as to when, or if, it will be successful in this regard or as to the price at which its common stock (or that of WZE) will trade. The trading prices of Interim common stock after the spin-off may be less than, equal to or greater than the trading price of the restructured WZE and Interim stock in the aggregate before (or after) the spin-off.  Shares of our common stock issued in the spin-off will be freely transferable, except for shares received by those who may have a special relationship or are affiliates.  Those who may be considered Interim affiliates after the spin-off generally include individuals or entities that control, are controlled by or are under common control with Interim. This may include some or all of Interim’s officers and directors.  Persons who are Interim affiliates will be permitted to sell their shares only pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, and/or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder, specifically including the permitted number of shares. For more information on trading in shares of Interim common stock, see the section entitled “Shares Eligible for Future Sales.”

Reason for Furnishing this Prospectus

We are furnishing this Prospectus to provide information to holders of WZE who will be issued Interim shares in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Interim’s securities or those of WZE. The information contained in this Prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Interim nor WZE are required to update the information except in   the normal course of our public disclosure obligations and practices.

Expenses

The expenses of the spin-off are estimated to be approximately $50,000. These expenses will be borne by WZE prior to the spin-off and by Interim after the spin-off.

Accounting Consequences of the Spin-Off

Following the spin-off, Interim will account for its assets and liabilities based on the historical values at which they were carried by WZE immediately prior to the spin-off (and deducted from WZE’s financials in such amount).  The financial statements attached to this Prospectus include the historical consolidated financial information for WZE and its other subsidiaries, including Interim.  Pro forma financial statements of Interim after the spin-off have been provided in the exhibits to reflect the capital structure as defined by the spin-off above to show one share of common stock for every share previously reported.

Certain U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of certain material U.S. federal income tax consequences relating to the spin-off. The summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder, and interpretations of the Internal Revenue Code and Treasury regulations by the courts and the Internal Revenue Service, all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

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Non-U.S. persons;

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Insurance companies;

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Dealers or brokers in securities or currencies;

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Tax-exempt organizations;

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Financial institutions;

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Mutual funds;

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Pass-through entities and investors in such entities;

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Holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other-risk reduction transaction;

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Holders who are subject to the alternative minimum tax; or

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Holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address the U.S. federal income tax consequences to those WZE holders who do not hold their WZE shares as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences.

Investors are urged to consult their own tax advisor concerning the U.S. federal, state and local and any non-U.S. tax consequences of the spin-off.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the spin-off of Interim common stock to holders of Wizzard common stock in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

Wizzard has not obtained a ruling from the IRS that the spin-off will qualify as a tax-free transaction under Section 355 of the Code and a tax-free reorganization under Section 368(a)(1)(D) of the Code. On the basis of Wizzard’s position and opinion only and assuming that Wizzard common stock is a capital asset in the hands of a Wizzard stockholder on the distribution date:

•	holders of Wizzard common stock should not recognize any income, gain or loss as a result of the receipt of shares of Interim common stock in the spin-off;

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holders of Wizzard common stock should apportion the tax basis of their Wizzard common stock between such Wizzard common stock and Interim common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off;

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the holding period for Interim common stock received in the spin-off by holders of Wizzard common stock should include the period during which such holders held the Wizzard common stock with respect to which the spin-off was made; and

•	neither Interim nor Wizzard should recognize gain or loss as a result of the spin-off.

If the distribution were not to qualify as a tax-free spin-off, each Wizzard stockholder receiving shares of Interim common stock in the spin-off would be treated as if such stockholder had received a distribution in an amount equal to the fair market value of Interim common stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of Wizzard’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis in Wizzard common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the Wizzard common stock. Any such gain would generally be a capital gain if the Wizzard common stock is held as a capital asset on the distribution date. In addition, Wizzard would recognize a taxable gain to the extent the fair market value of Interim common stock distributed in the spin-off exceeded its tax basis in such common stock.

In connection with the spin-off, WZE and Interim will enter into a Tax Matters Agreement under which each will agree to be responsible for certain liabilities and obligations following the spin-off.  In general, under the terms of the Tax Matters Agreement, in the event that the spin-off, together were to result in greater taxes as a result of the failure of one party to act or an omission, the party responsible for such failure or omission would be responsible for all taxes imposed on the other resulting from such actions or inactions.  For a more detailed discussion, see the section entitled “Relationship between Interim and WZE Following the Spin-Off—Arrangement Between Interim and WZE Relating to the Spin-Off—Tax Matters Agreement”. The indemnification obligations of each to the other and its subsidiaries, officers and directors are not limited in amount or subject to any cap. If required to pay on the indemnity under the circumstances set forth in the Tax Matters Agreement, either may be subject to substantial liabilities.

DIVIDEND POLICY

Interim does not anticipate, following the spin-off, paying any dividends on its common stock in the foreseeable future because it expects to retain its earnings for use in the operation and expansion of its business.  Any such payment and amount of dividends will be subject to the discretion of Interim’s Board of Directors and will depend, among other things, on its financial condition, results of operations, cash requirements, future prospects and other factors that may be considered relevant by Interim’s Board of Directors.

RELATED PARTY TRANSACTIONS

While the respective Interim and/or WZE Boards have not adopted a written Related Party Transaction Policy for the review, approval and ratification of transactions involving the “related parties” of Interim, related parties are deemed to be directors and nominees for director, executive officers and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock. The policy covers any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, in which WZE and/or Interim was, is or will be a participant and the amount exceeds $10,000, and in which a related party has any direct or indirect interest.  The policy is administered by the appropriate Board acting as a committee of the whole.

In determining whether to approve or ratify a related party transaction, the appropriate Board will consider whether or not the transaction is in, or not inconsistent with, the best interests of the appropriate company.  In making this determination, the appropriate Board is required to consider all of the relevant facts and circumstances in light of the following factors and any other factors to the extent deemed pertinent by the committee:

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The position within or relationship of the related party with Interim and/or WZE;

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The materiality of the transaction to the related party and Interim and/or WZE, including the dollar value of the transaction, without regard to profit or loss;

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The business purpose for and reasonableness of the transaction, taken in the context of the alternatives available for attaining the purposes of the transaction;

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Whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms and conditions offered generally to parties that are not related parties;

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Whether the transaction is in the ordinary course of Interim and/or WZE business and was proposed and considered in the ordinary course of business; and

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The effect of the transaction on Interim and/or WZE business and operations, including on internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transactions.

The policy contains standing pre-approvals for certain types of transactions which, even though they may fall within the definition of a related party transaction, are deemed to be pre-approved by Interim and/or WZE given their nature, size and/or degree of significance to the appropriate company. These include compensation arrangements with directors and executive officers for which disclosure is required in the proxy statement and sales of products or services in the ordinary course of business, including sales through Interim and/or WZE e-commerce websites.

In the event Interim and/or WZE inadvertently enters into a related party transaction that requires, but has not received, pre-approval under the policy, the transaction will be presented to the appropriate Board for review and ratification promptly upon discovery. In such event, the committee will consider whether such transaction should be rescinded or modified and whether any changes in our controls and procedures or other actions are needed.

The following inherent or potential conflicts of interest should be considered by prospective investors before subscribing for Shares.  For a discussion of the conflicts of interest between Interim and WZE, see “Relationship Between Interim and WZE Following the Spin-off.”

WZE believes that any past transactions with its affiliates have been at prices and on terms no less favorable to Interim than transactions with independent third parties.  Interim may enter into transactions with its affiliates in the future.  However, Interim intends to continue to enter into such transactions only at prices and on terms no less favorable to Interim than transactions with independent third parties.  In that context, Interim will require any director or officer who has a pecuniary interest in a matter being considered to excuse himself or herself from any negotiations.  In addition, a majority of the Board is (and must continue to be) neither an officer nor have a pecuniary interest (other than as a shareholder or director) in any transactions with Interim.  In turn, commencing immediately, a majority of the independent Board of Directors members (defined as having no pecuniary interest in the transaction under consideration) will be required to approve all matters involving related parties.  Interwest Transfer Company, Inc. will be engaged to assure proper issuance of the Interim stock to the WZE shareholders.

INTERIM AND WZE

WZE Overview

Founded in 1995, the business of Wizzard presently includes Media, Software and Healthcare.   WZE’s core focus is on our Media business, which consists of providing podcast hosting, distribution, audience analysis, advertising and app sales for podcast producers worldwide.  Our Software business focuses on selling and supporting speech recognition and text-to-speech technology from IBM and AT&T. Our Healthcare business focuses on providing home health services and healthcare professional staffing in the Western part of the United States.

Podcast Hosting and Media Services - Wizzard Media provides a web based podcast distribution platform for podcast producers wanting to broadcast their audio or video show to people worldwide, in most cases through RSS distribution.  Wizzard Media hosts over 1 million podcast episodes for over 10,000 podcast shows and distributes them to over 20 million unique monthly audience members.  Wizzard’s service accumulates and provides audience statistics as well as provides advertising sales, ad insertion and App creation and sales to help podcasters generate revenue.  Wizzard receives all publishing revenues generated and at least 50% of advertising and App sales revenues.

Speech Tools & Engine - Wizzard markets IBM and AT&T developer tools through agreements with those companies and receives a portion of the licensing fees collected.  Wizzard offers Text-To-Speech Engines from IBM and AT&T to software developers and businesses around the world, as well as speech recognition engines from IBM. Wizzard receives payments for each copy/license distributed by its customers and in turn, pays a percentage of that payment to IBM or AT&T.

Home Healthcare Services - Interim is a state licensed and Medicare certified home health agency.  In addition, Interim provides temporary staffing of healthcare professionals to facilities across the states of Wyoming and Montana.

WZEs’ principal executive offices consist of approximately 3,100 square feet of office space located at 5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213.  Our telephone number is (412) 621-0902.  We also maintain offices in Casper, Wyoming and Billings, Montana.

Interim Healthcare of Wyoming, Inc.

The registrant, Interim, is a Wyoming corporation located at 1010 East First Street -- Suite A, Casper, Wyoming 82601 (Telephone: 307-266-1152).  Interim is a subsidiary of WZE, and will be spun-off as a separate entity as discussed elsewhere in this Prospectus. Based in Casper, Wyoming and Billings, Montana, Interim has been serving its community for 18 years and is part of the fast growing home health segment of the healthcare industry, providing a wide range of visiting nurse services to the elderly, wounded and sick. It is one of the 300 home health agencies that comprise the Interim Health Care network, the largest home healthcare franchise in the United States.  Interim is a franchisee of Interim Health Care.

The Healthcare Opportunity

U.S. healthcare spending has grown rapidly in the latter half of the 20th century and continues to accelerate, from $28 billion in 1960 to more than $2.5 trillion in 2009, which accounted for 17% of the Gross Domestic Product (“GDP”), up from 5% in 1960.  National healthcare spending is projected to increase by an average of 7% each year throughout the next decade, and will consume an expanding share of the U.S. economy, almost doubling to approximately $4.5 trillion or nearly 20% of GDP by 2019.

The delivery of healthcare is funded through a variety of private payers and public programs.  Privately funded healthcare includes private health insurance companies, employers that self-fund their employee medical benefits under ERISA, patient’s out-of-pocket costs and philanthropy.  Public spending by federal and state governments on the Medicare, Medicaid and SCHIP programs accounts for more than one third of the country’s healthcare spending and almost three quarters of all public spending on health care.  Total private, non-government funding accounts for just over 48% of the nation’s healthcare costs, while public, government funding accounts for the remainder.  Government funding will increase at a faster rate as a result of the accelerated growth in Medicare as the baby boom generation began to reach age 65 and eligible for Medicare as of January 1, 2011, and as government’s role in the entire healthcare system is enlarged.

Healthcare costs are expected to put severe pressure on government, employers, small businesses, retirees, the general public and the overall economy. As health care costs have climbed, so has the number of people who do not qualify for either public or private healthcare funding. Even during the period of overall economic growth, an estimated 45 million people of all ages remained without healthcare funding or “uninsured.”  The unprecedented combination of rapidly rising health care costs and eroding public and private health insurance coverage raises concerns about the ability of families to obtain timely medical care and protect their finances from healthcare expenses.

Reform of the present healthcare and healthcare financing systems has assumed top priority on the domestic policy agenda.  The House of Representatives passed its comprehensive health insurance reform legislation on November 7, 2009 by a two vote margin. On March 23, 2010, President Obama signed healthcare reform into law.  A Kaiser Family Foundation survey released in March 2011 showed 52 percent of those surveyed still don’t think they have enough information to understand how the law affects them.  Both the intended and unintended consequences of reform will create opportunities for the development and growth of Interim’s business model.

The cost, quality and availability of healthcare in the U.S. are all under criticism due to the U.S. national averages not comparing favorably to other developed nations, according to studies conducted by the World Health Organization.  While the average cost of healthcare in the U.S. can be up to 100% greater than in some other countries, there are also significant regional cost variations within the U.S.  The best example is Medicare’s average per member per month costs by county for 2009, which range from $740 to $1,365, a greater than 80% difference.

Interim Overview

Interim HealthCare is the nation's oldest leading home care and medical staffing company. Founded in 1966, there are more than 300 independently owned franchise locations nationwide. Interim HealthCare's independent franchisees employ more than 75,000 health care workers and provide nurses, therapists, aides and other health care personnel to approximately 50,000 people each day.  Based in Casper, Wyoming and Billings, Montana, Interim Health Care of Wyoming (“Interim”) is an independent franchisee of Interim HealthCare that has been serving its community for 18 years and is part of the fast growing home health segment of the healthcare industry, providing a wide range of visiting nurse services to the elderly, wounded and sick. It is one of the 300 independent home health agencies that comprise the Interim HealthCare network.

Home Care Nursing

Through trained health care professionals, Interim provides a broad array of home care services including senior care and pediatric nursing; IV therapy; physical, occupational and speech therapy. Employing a home health care professional is an important decision, and one in which most people have little training or practice. “Interim HealthCare” is a name that is trusted by physicians and patients. Interim offices deliver appropriate high quality home care and treat each patient with genuine, compassion, kindness and respect.  With a network more than 300 offices nationwide, Interim HealthCare franchisees provide health care professionals at all skill levels, including registered nurses, therapists, LVN's, LPN's and home health aides. From the tiniest pediatric patients to the oldest seniors, the professionals employed by franchisees are sensitive to the needs of both patients and their families.

Hospice

Interim's Hospice and Palliative Care Program is a compassionate, patient-centered approach to medical care and support for people at end-of-life and their families. It is based on a philosophy of improving the quality of life when quantity of time is limited. Interim's Hospice offices provide physical, emotional and spiritual support to patients and those who love and care for them. Interim HealthCare Hospices believe that each person has the right to die pain-free and with dignity - and that loved ones deserve the necessary support to allow them to do so.

Hospice Care was created to support patients who are facing a terminally ill condition, as well as support for their families or caregivers. Although Hospice Care has been available for over 30 years, many patients don't learn about this compassionate model of care until the end days of a terminally ill condition.

The nation's Hospice programs served more than 1.4 million patients last year. Yet for every person who received Hospice Care, it is estimated that another individual who would have benefited went without this compassionate care at the end of his or her life.

Hospice is not a place, but a special kind of palliative care focusing on relief of pain, symptom control, spiritual and emotional support. The majority of Hospice Care takes place in the home, where the person can be surrounded by family and familiar settings. An escalated level of Hospice Care is available to provide more intensive medical services in a hospital, nursing home or a special Hospice House.

Hospice is not about giving up, but instead focuses on quality of life - making the wishes of the patient and family caregivers a priority.

Medical Staffing

Interim Healthcare's network of franchise health care offices provide nurses, allied health professionals, therapists, occupational health services and vendor management to hospitals, prisons, schools, corporations and other health care facilities.

Today, the challenges of supplemental staffing have become much more complex. Facilities have a growing need for qualified health care staff and employees are looking for more control with their careers. Interim HealthCare Staffing has become a leader in the development of a new health care supplemental workforce. Interim Healthcare’s success is based on its ability to recruit the best health care professionals and the responsiveness of its local managers and owners.

With its network of more than 300 franchise and branch offices, Interim Healthcare provide nurses, allied health professionals, therapists and physicians, occupational health services and vendor management from coast to coast. Interim is a franchisee of Interim HealthCare and is a part of this network.

Senior Home Care

Interim Healthcare franchises offer senior care services that provide an enriched personalized quality of life as well as superior non-medical care and companionship for the elderly. Home Care Professionals include Homemakers, Companions and Home Care Aides who understand special elder care needs and take a personal interest in helping seniors lead enriched lives that continue to expand with meaning and purpose.

Interim’s Growth Strategy

Following the completion of the spin-off, Interim plans to grow the company through aggressive, opportunistic acquisitions of other similar and related businesses.  Management believes that there are several market and economical conditions that make this strategy timely and with substantial potential upside, including: 1) Limited access to capital/credit for acquisitions under $10 million; 2) Uncertainty in the industry due to recent passage of healthcare legislation which has the potential to affect profit margins in the home healthcare market; 3) An overhang of home healthcare agencies for sale due to limited demand during the recession; 4) A drop in acquisition prices due to lowered EBITDA over the past three years.

As a result, Management believes there is substantial opportunity to acquire profitable, successful home healthcare and related businesses at better than average prices.  Additionally, due to the extended recession in the U.S. Management also believes that Interim will be able to use its stock as partial payment for the first several acquisitions until cash flow has grown to the level where all cash acquisitions can be made.

Operations Plan

Interim intends to operate a centralized, scalable administrative operation at its Pittsburgh, Pennsylvania headquarters to take advantage of operational efficiencies and facilitate billing and compliance efforts.

However, Interim is committed to designing and operating plans tailored for each of its local service areas and to working closely with individual agencies, nurses, nurse aids and other health care providers that serve them.  In that context, Interim intends to retain management and staff members in each of its local service areas to conduct key service function.

Interim believes that centralized administrative functions paired with a community focus in functions where it matters most, will allow it to better understand and respond to our customers’ needs and to better control medical expenses, which will give Interim a critical service advantage over larger competitors who operate from remote locations.

PROJECTS AND BUSINESS ACTIVITIES AS SUGGESTED HEREIN ARE INHERENTLY RISKY, AND THERE CAN BE NO ASSURANCE THAT THESE RISKS CAN BE MITIGATED TO THE EXTENT THAT LOSSES WILL NOT OCCUR, AND THERE CAN BE NO ASSURANCE THAT INTERIM WILL BE SUCCESSFUL IN THESE ENDEAVORS.

Additional Disclosures

Employees.

As of April 30, 2012, Interim had one full-time executive employee who works out of WZE’s Pittsburgh, Pennsylvania headquarters.  Additionally, Interim had 30 full time employees and 95 part-time employees.  None of such employees are represented by employee union(s).  Interim believes its relations with all of its employees are good.

Property.

Interim has two leased offices located at 1010 East First Street -- Suite A, Casper, Wyoming 82601 and 3316 2nd Avenue North, Billings Montana, 59101. The Casper office is a lease of 5,300 sq. ft. office space at a cost of $4,750 per month, including utilities.   The Billings space is a lease of 2,000 sq. ft at a cost of $1,406 per month. The office locations provide convenient access to the communities in which they serve and are situated within commuting distance of qualified, experienced applicants for employment.

Litigation.

There has not been any material civil, administrative or criminal proceedings concluded, pending or on appeal against Interim, WZE or their respective affiliates and principals.

Directors and Executive Officers.

The following table reflects the names, ages and positions of Interim’s executive officers and directors.

Name	Position	Age	1st Elected	Term Expiration
Christopher J. Spencer	CEO and Chairman of the Board	43	2001	June 2012

John Busshaus	Chief Financial Officer	48	2007	N/A

Douglas Polinsky	Director	52	2007	June 2012
Denis Yevstifeyev	Director	29	2007	June 2012

J. Gregory Smith	Director	42	2007	June 2012

Key Corporate Management.

Christopher Spencer has served as our Chief Executive Officer, President and as a director of Wizzard since February 7, 2001.  Mr. Spencer has been responsible for our overall direction since our inception and has been instrumental in leading us to our current position in the podcasting industry.  From 1994 until 1996, Mr. Spencer founded and worked for ChinaWire, Inc., a high-technology company engaged in financial remittance between international locations and China.  Mr. Spencer worked for Lotto USA, Inc. from 1992-1994, where he was founder and Chief Executive Officer for the Pennsylvania computer networking company.  From 1990 until 1992, Mr. Spencer worked for John Valiant, Inc., and was responsible for business concept development and obtaining financing.

John Busshaus has served as Chief Financial Officer on since January 29, 2007.  Mr. Busshaus has been responsible for our overall accounting and financial reporting functions since joining WZE in April 2006. From 2004 to 2006, Mr. Busshaus was an independent business consultant.  Mr. Busshaus’ efforts were assisting organizations with the implementation of Sarbanes Oxley, filing of SEC reports, and taking a company through an IPO.  Mr. Busshaus worked for Talanga International from 2001 to 2004, where he was the Chief Financial Officer for the company.  From 1999 to 2000, Mr. Busshaus worked for Mellon Bank as Controller and Vice President, and was responsible for strategic planning and managing the annual and monthly budgeting within Global Security Services.  From 1994 to 1998, Mr. Busshaus worked for PepsiCo as Senior Business Planner, and was responsible for annual and quarterly budgets planning, as well as weekly, monthly and quarterly reporting of results.  As a member of management, Mr. Busshaus' efforts contributed to the revenue growth and market share increases in a market that was categorized as saturated.

Executive Compensation.

Name	Employment Date	Current Salary ($)	Other Annual Compensation
Christopher Spencer	1/1/96	$188,760	Potential bonuses of up to $200,000
John Busshaus	4/1/06	$166,375	Potential bonuses of up to $200,000

Compensation to outside board members will be at $1,000 per month, plus travel and incidental expenses.  There will be no compensation to board members employed by Interim or any of its subsidiaries and affiliates.

Security Ownership By Beneficial Owners and Management.

The following table summarizes certain information with respect to the beneficial ownership of Interim’s shares, immediately after the spin-off:

Directors, Officers & Founders(1)	No. Interim Shares After Spin-Off/%

Christopher Spencer	254,161	/ 3.2%
John Busshaus	77,849	/ .003%
Douglas Polinsky	12,500	/ .001%
J. Gregory Smith	12,500	/ .001%
Denis Yevstifeyev	12,500	/ .001%
Total Directors & Officers	369,510	/ 4.0%
All Other Shareholders	8,253,763	/ 95.8%
Total Shares in Issue	8,623,273	/ 100.0%

*	The address of each director and officer is c/o Wizzard Software Corporation, 5001 Baum Blvd. Suite 770, Pittsburgh, Pennsylvania 15213.

SELECTED FINANCIAL DATA

The following table sets forth certain financial data for Interim. The selected financial data should be read in conjunction with Interim’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Interim and notes thereto.  The selected financial data for the periods ended December 31, 2011, 2010 and 2009 have been derived from Interim’s audited financial statements.  (See Appendix F).

	Year Ended 12/31/2011	Year Ended 12/31/2010	Year Ended 12/31/2009
Income Statement Data:
Revenue	$3,425,721	$3,099,090	$2,904,782
Costs and Expenses	(3,968,777)	(3,073,274)	(2,948,045)
Income/(Loss) From Operations	(543,056)	25,816	(43,263)
Interest and Other income and expense, net	1,118	403	2,593
Net Income/(Loss)	(347,438)	15,803	(27,389)
Net Income/(Loss) per Share	347.44	15.80	(27.39)
Common and Common Equivalent Shares Outstanding	1,000	1,000	1,000
Balance Sheet Data:
Working Capital	$815,823	471,706	578,671
Total Assets	2,231,531	2,454,443	2,584,300
Retained Earnings	409,155	856,593	840,790
Stockholders’ Equity	2,094,346	2,290,534	2,417,624

PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated statement of financial position at Exhibit F, gives effect to the spin-off of Interim from WZE.  The unaudited pro forma consolidated statement of financial position is based on the historical consolidated statement of financial position of WZE appearing in the exhibits of this Prospectus. The pro forma consolidated statements of operations reflect the results of WZE and subsidiaries (including Interim) for the fiscal years ended December 31, 2011, 2010 and 2009.  The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of WZE and subsidiaries included in the exhibits to this Prospectus.

Audited financial statements as of December 31, 2011, 2010 and 2009 (see Appendix F) are provided in this Prospectus.  In addition, summary financial data is provided in “Selected Financial Data” above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Current Operational Overview

WZE acquired Interim on September 8, 2005 and has operated the subsidiary with the oversight of management. WZE’s activity has been principally devoted to organizational activities, raising capital, evaluating operational opportunities and fulfilling regulatory requirements.  On March 16, 2008, Interim purchased an independent home healthcare agency in Billings, Montana and per the terms of the franchise agreement, converted the Billings agency to an Interim Healthcare franchise.

Results of Operations:

Fiscal year ended December 31, 2011 compared to fiscal year ended December 31, 2010:

During 2011, Interim recorded revenues of $3,425,721, an 11% increase over revenues of $3,099,090 for the same period in 2010.  The increase for 2011 reflects an increase in revenue driven by the increased use of our staffing services in the Billings, MT location.

In 2011, cost of goods sold totaled $2,305,789, a 10% increase as compared to $2,089,811 in 2010. This is a reflection of the costs associated with the increase in revenue. Interim posted a gross profit of $1,119,932 during 2011, versus a gross profit of $1,009,279 for 2010, an increase of 11%.

Interim recorded total operating expenses of $1,662,988 during 2011, a 69% increase as compared to operating expenses of $983,463 in the same period of 2010.  The increase is due to the recording of the non-cash charge for goodwill impairment.  General and administrative expenses totaled $306,348 in 2011 versus $349,430 in 2010, a decrease of 12%, due to measures taken to better manage overhead and administrative costs. Salaries, wages and related expenses decreased to $550,027 in 2011 from $561,617 in 2010, a decrease of 2%.  Selling expenses in 2011 were $61,889 versus $61,019 in 2010.

Interim’s net loss available to common shareholders was $347,438 in 2011.  This represents a $363,241 decrease from our net income of $15,803 in 2010. The decrease is due to the recording of impairment of goodwill of $730,825, net of taxes in the fourth quarter of 2011.

Fiscal year ended December 31, 2010 compared to fiscal year ended December 31, 2009:

During 2010, Interim recorded revenues of $3,099,090, a 7% increase over revenues of $2,904,782 for the same period in 2009.  The increase for 2010 reflects an increase in revenue driven by the increased use of our staffing services in the Billings, Montana location combine with an increase in home healthcare services in the Casper, Wyoming location.

In 2010, cost of goods sold totaled $2,089,811, a 6% increase as compared to $1,979,984 in 2009. This is a reflection of the costs associated with the increase in revenue. Interim posted a gross profit of $1,009,279 during 2010, versus a gross profit of $924,798 in 2009, an increase of 9%.

Interim recorded total operating expenses of $983,463 during 2010, a 2% increase as compared to operating expenses of $968,061 in the same period of 2009.  General and administrative expenses totaled $349,430 in the 2010 versus $318,793 in 2009, an increase of 9%, due to measures taken internally to better manage the business. Salaries, wages and related expenses remained unchanged at $561,617 in 2010 from $562,960 in 2009.  Selling expenses in 2010 were $61,019 versus $62,378 in 2009.

Interim’s net income available to common shareholders was $15,803 in 2010.  This represents a 158% increase from our net loss of $27,389 in 2009.

Inflation and seasonality:

Interim does not believe that inflation or seasonality will significantly affect its results of operation.

Liquidity and Capital Resources

2011 compared to 2010

Cash on hand was $535,145 at December 31, 2011, an increase of $329,238 over the $205,907 on hand at December 31, 2010.  Cash provided by operations for 2011, was $177,989, an increase of $175,004 over the $2,985 cash provided by operations for 2010.

Cash provided by financing activities was $151,249 which was from cash investments made by the parent company, Wizzard.  In the 2010, Interim distributed payment of $142,892 to Wizzard.

2010 compared to 2009

Cash on hand was $205,907 at December 31, 2010, a decrease of $139,907 over the $345,814 on hand at December 31, 2009.  Cash provided by operations for the year ended December 31, 2010, was $2,985, a $147,749 decrease over the $150,734 cash provided by operations for the year ended December 31, 2009.

Cash used in financing activities was $142,892, which was for payments made to the parent company, Wizzard.  In 2009, Interim distributed payments of $378,762 to Wizzard.

Debt and Contractual Obligations

Interim maintains offices in Casper, Wyoming and Billings, Montana for our Interim Healthcare operation.  These facilities are rented for $4,750 and $1,406, respectively.  The Casper lease ends June 2018, and the Billings location entered a 3 year lease agreement effective March 1, 2011.

Critical Accounting Policies

Our discussion and analysis of our financial condition and the results of our operations are based upon our financial statements and the data used to prepare them. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. On an ongoing basis we re-evaluate our judgments and estimates including those related to bad debts, investments, long-lived intangible assets, and income taxes.

We base our estimates and judgments on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. Our estimates are guided by observing the following critical accounting policies.

Investments

Interim accounts for the purchase of debt and equity securities on a cost basis of accounting when at the time of the purchase the security does not have readily determinable fair values because it is either not publicly traded or is thinly traded and Interim does not have the ability to easily or readily convert the investment to cash in the open market.  Consequently, significant gains or losses may be recognized when the investment matures or is sold.  The size of the potential gain or loss is not easily estimated since there is no readily determinable fair value available.

Long-lived intangible assets and goodwill

WZE evaluates its long-lived assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset.

Currently, Interim believes that the income stream will more than justify the goodwill recorded.  If, however, Interim is unable to execute its business strategy, and impairment of a portion, if not all, of the goodwill will need to be recorded in Interim’s financial statements.  No impairment was considered necessary as of December 31, 2011.

Income taxes

WZE accounts for income taxes using the liability method, which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Currently 100% of the deferred tax asset is reserved.  If in fact Interim does become profitable post spin-off, income will be charged to the statement of operations resulting from a reversal of that allowance.

For a description of accounting changes and recent enacted accounting standards, including the expected dates of adoption and estimated effects, if any, on our financial statements, see “Note 1: Recently Enacted Accounting Standards” in the financial statements included elsewhere in this prospectus.

APPLICATION OF PROCEEDS

Since no money is being raised in this spin-off, no Application of Proceeds is here presented.

Interim intends to raise additional funds, up to $10,000,000, through a subsequent offering.  Any such offering will occur only after a post-effective amendment to this Registration Statement is filed, reviewed and declared effective.

MARKET PRICE OF COMMON STOCK AND RELATED MATTERS

Market Information

While there has been a relatively liquid trading market for the shares of WZE, there has been no public trading market for the shares of Interim prior to the spin-off.  Interim intends to apply for quotation of its common stock on the OTCBB such that a secondary market will commence on the spin-off date.  There can be no assurance that we will be successful in this regard or that any established public market will develop for Interim’s common stock.

Holders

As of April 30, 2012, there were approximately 7,000 shareholders of record of WZE common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 30, 2012, information concerning expected beneficial ownership of our common stock after giving effect to the spin-off by:

•

Each person or entity known to us who will beneficially own more than five percent of the outstanding shares of Interim’s common stock;

•

Each person who we currently know will be one of Interim’s directors or named executive officers at the time of the spin-off; and

•

As a group, all persons who Interim currently knows will be Interim directors and executive officers at the time of the spin-off.

The following information:

•

Gives effect to the spin-off as if it had occurred on April 30, 2012, on which date 9,311,164 shares of Interim common stock were outstanding;

•

Reflects a 1 for 1 (100%) ratio of one share of Interim common stock for every share of WZE; and

The actual number of shares of common stock outstanding as of the spin-off date may differ to the extent that new WZE common shares are issued or repurchased between April 30, 2012 and the record date and if (while unlikely) the assumed conversion ratio differs from the actual ratio.  If the number of outstanding shares of WZE common stock increases to more than 9,311,164 shares as of the record date, the number of shares to be issued to the WZE stockholders in connection with the spin-off will increase accordingly, and Interim will amend the registration statement of which this Prospectus is a part to increase the number of shares registered thereunder.

Based on information furnished to us or on filings made under the Exchange Act by or on behalf of such person or entity, except as otherwise indicated in the footnotes below, Interim believes that each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally attributes beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such shares. Except as otherwise noted below, the address for each person listed in the following table is 5001 Baum Boulevard -- Suite 770, Pittsburgh, Pennsylvania 15213.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Late Reports
10% Stockholders:
None
Directors:
Douglas Polinsky	12,500	0
J. Gregory Smith	12,500	0
Denis Yevstifeyev	12,500	0
Executive Officers:
Christopher Spencer, Chief Executive Officer	254,161	0
John L. Busshaus	77,849	0
All directors and executive officers as a group (6 persons)	369,510	0
*	Less than 1%
(1)	The address of each director and officer is c/o Wizzard Software Corporation, 5001 Baum Blvd. Suite 770, Pittsburgh, Pennsylvania 15213.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During Interim’s two most recent fiscal years and since then, no independent accountant who was previously engaged as the principal accountant to audit Interim’s financial statements, or any independent accountant who was previously engaged to audit a significant subsidiary and on whom the principal accountant expressed reliance in its report, has resigned (or indicated it has declined to stand for re-election after the completion of the current audit) or was dismissed.

RELATIONSHIP BETWEEN INTERIM AND WZE FOLLOWING THE SPIN-OFF

The specific terms and conditions of the spin-off are governed by a Separation Agreement between Interim and WZE.  In addition, Interim and WZE have entered into a Tax Matters Agreement in connection with the spin-off.

The material terms of the respective Agreements are described below. Copies of such Agreements have been filed as Exhibits to the Registration Statement of which this Prospectus forms a part, and the summaries of these documents that follow are qualified in their entirety by reference to the full text of these documents which are incorporated by reference into this Prospectus.

Arrangement Between Interim and WZE Relating to the Spin-Off

Separation Agreement

This Separation Agreement sets forth the agreements between Interim and WZE with respect to the principal corporate transactions required to effect the spin-off, and a number of other agreements governing the relationship between Interim and WZE following the spin-off. The Separation Agreement also provides for the transfer to Interim of all of the assets and liabilities relating to its business. However, Interim will only complete the spin-off if specified conditions are met. These conditions include:

•

The transfer to Interim of all of the assets and liabilities attributable to its business;

•

The SEC declaring effective the Form S-1 Registration Statement of which this Prospectus forms a part;

•

The listing of Interim common stock on the OTCBB;

•

Receipt of material consents and approvals; and

•

The absence of any injunction or similar order preventing the consummation of the spin-off.

Even if these conditions are satisfied, other events or circumstances, including litigation, could occur that could affect the timing or terms of the spin-off or Interim’s ability or plans to complete the spin-off.  As a result of any such events or circumstances, the spin-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the time frame contemplated.  The decision to effectuate or to abandon the spin-off is left to the sole discretion of WZE’s Board of Directors.

The Separation.  Pursuant to the separation, WZE will transfer, or cause its other subsidiaries to transfer, to Interim:

•

All assets of Interim attributable to its business;

•

All other assets of Interim reflected in the most recent balance sheet of WZE;

•

Contracts that relate to the business of Interim; and

•

Other specified assets

 Interim will also agree to assume, fulfill and/or indemnify WZE for:

•

All liabilities of Interim to the extent arising out of relating to or resulting from the operations of Interim’s business, including its contracts and assets;

•

All other liabilities reflected in the most recent balance sheet of Interim;

•

Any liabilities arising out of, relating to or resulting from, a specified list of litigation (none of which is anticipated);

•

Specified liabilities resulting from the spin-off;

•

Obligations and commitments under specified contracts; and

•

Other specified liabilities.

In addition, the Separation Agreement also includes operating principles that will govern Interim’s and WZE’s conduct concerning, and use of, specified instruments and other technologies currently utilized by one or both of Interim and WZE.

 Tax Matters Arrangement

The Tax Matters Agreement between Interim and WZE will govern Interim’s and WZE’s respective rights, responsibilities and obligations after the spin-off with respect to taxes. Under the Tax Matters Agreement, Interim generally will be responsible for the payment of all income and non-income taxes attributable to its operations pre-spin-off and Interim generally will be responsible for the payment of all income and non-income taxes attributable to the operations post-spin-off.

ABSENCE OF PUBLIC MARKET AND DIVIDEND POLICY

Public Market

WZE, which currently has approximately 7,000 common shareholders, will remain a reporting company under Section 13 of the Securities Exchange Act of 1934 after this spin-off. There is a public trading market on the NYSE AMEX exchange for the shares of WZE.  The completion of the spin-off will not have any effect on the number of WZE shares held by each WZE stockholder.

While not currently a reporting company, Interim will become a Section 15(d) reporting company because of this registered spin-off concurrent with the date of this Prospectus.  Moreover, this registered spin-off and associated reporting status will permit Interim to qualify its shares for quotation on the OTCBB (the Over-the-Counter Bulletin Board) or other secondary markets for which Interim’s common shares may then qualify.  (See “Risk Factors”).  Interim intends to apply for quotations of its common stock on the OTCBB, but we cannot assure you when or if we will be successful in this regard or that any established public market will develop for Interim’s shares.

Dividend Policy

Short-term or long-term operations prospects may not result in generating a profit.  Therefore, neither WZE nor Interim are likely to pay immediate dividends and an investment in Interim is thus not suitable for investors seeking current income for financial or tax planning purposes.  Future dividends will be paid at the sole discretion of the respective Boards of Directors of WZE and Interim.

CAPITALIZATION

The following sets forth the capitalization of Interim as of December 31, 2011 [(the date of the Interim financials contained in the Prospectus)]:

a.

50,000 shares of common stock authorized with 1,000 outstanding all held by WZE

b.

Subsequently the authorized common stock was increased to 200,000,000 and Interim established a preferred series of 5,000,000 authorized shares

c.

Upon completion of spin off Interim expects to have 9,311,164 common shares outstanding.

DILUTION

The percentage of equity that the stockholders of WZE will beneficially own immediately before and after the completion of the spin-off will remain unchanged.  The spin-off is designed to have no impact on the ownership interest of WZE’s stockholders immediately before and after the transaction is completed.  In addition, each such stockholder will hold the same percentage of equity in Interim at the completion of the spin-off that he/she/it then holds in WZE

DESCRIPTION OF CAPITAL STOCK

In conjunction with completion of the spin-off, Interim’s certificate of incorporation and by-laws have been amended and restated. Copies of the amended and restated certificate of incorporation and amended and restated bylaws have been filed as exhibits to the registration statement of which this Prospectus forms a part. The following information reflects Interim’s amended and restated certificate of incorporation and amended and restated bylaws as these documents will be in effect at the time of the consummation of the spin-off.

Authorized Capital Stock

Interim’s authorized capital stock consists of 205,000,000 shares, all of which have a par value of $0.001 per share.  Of the total shares, 200,000,000 are designated as common stock, and 5,000,000 are designated as Series A Convertible Preferred stock.  Immediately following the spin-off, Interim will have approximately 9,311,164 shares of common stock, based upon the number of common shares, preferred shares and warrants and options outstanding as of April 30, 2012.

Common Stock of Interim and WZE

The holders of Interim and WZE common stock (the “companies”) have equal rights, powers and privileges.

Voting Rights.    The holders of the companies’ common stock will be entitled to one vote for each share held, on all matters voted on by the companies’ stockholders, including elections of directors. The companies’ amended and restated certificates of incorporation do not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the companies’ stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

Dividends.    Holders of the companies’ common stock are entitled to receive dividends as, when and if dividends are declared by the respective Boards of Directors out of assets legally available for the payment of dividends.  It is not the current expectation of either of the companies to pay dividends.

Liquidation.    In the event of a liquidation, dissolution or winding up of the companies’ respective affairs, whether voluntary or involuntary, after payment of liabilities and obligations to creditors, the remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.  If there exist any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, the affected company would need to pay the applicable distribution to its holders of preferred stock before distributions are paid to the holders of the associated common stock.

Rights and preferences.    The companies’ common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that may be designated and issued in the future.

Preferred Stock of Interim

Interim’s amended and restated certificate of incorporation provides that its Board of Directors has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.  As of the date of this Prospectus, Interim’s Board of Directors has not designated any series of preferred stock and no shares of preferred stock will be issued in connection with the spin-off.

Anti-Takeover Effects of Certain Provisions of The Companies’ Charter and By-Laws

Board of Directors.  The companies’ amended and restated certificates of incorporation provide that, subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by a resolution adopted by the companies’ Board of Directors, but will not be less than three directors.  The current number of directors currently serving is five.

The companies’ amended and restated certificates of incorporation further provide that, subject to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the respective Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of any outstanding class or series of preferred stock, any or all of the companies’ directors may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of their then outstanding capital stock entitled to vote generally in the election of directors.

Authorized Shares.  The companies’ amended and restated certificates of incorporation provides that each  may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by the respective Boards of Directors, and common stock. The companies will not solicit approval of their stockholders unless such Board of Directors believes that approval is advisable or is required by stock exchange regulations or the applicable corporation law.  This could enable the respective Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the affected company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of its management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the affected company.

Special Meetings.    The by-laws of each company authorize special meetings of stockholders to be called by the Board of Directors, the Chairman of the Board or the President, or at the request of holders of at least 10% of the stock of each company.

Stockholder Action by Written Consent.    The companies’ amended and restated certificates of incorporation  provide that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice , if one or more consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were then present.

Advance Notice Procedures.  The companies’ amended and restated By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by the respective companies’ Board of Directors, a committee thereof, or by a stockholder whose notice has been delivered to the company not less than 60 nor more than 90 days prior to the meeting.

For nominations to be properly brought before an annual meeting by a stockholder, such stockholder’s notice must set forth:

•

The name, age, business address and residence address of such nominee;

•

The number of shares of common stock of the applicable company which are owned beneficially by the nominee;

•

Any other information relating to such person that is required to be disclosed in proxy solicitations for the election of directors or is otherwise required pursuant to Regulation 14A of the Exchange Act;

•

The name and record address of the nominating stockholder; and

•

The number of company shares held by such stockholder.

The Chairman of the companies’ respective boards has the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the advance notice procedures and, if any proposed nomination or business is not in compliance with its amended and restated By-laws, to declare that the defective proposed business or nomination will not be presented for stockholder action at the meeting and will be disregarded.

Transfer Agent and Registrar

Interwest Transfer Company Inc., 1981 East Murray-Holladay Road, Salt Lake City, Utah  84117 (Telephone:  801-272-9294) will be the transfer agent and registrar for the common stock of both Interim and WZE following the completion of the spin-off.

SHARES ELIGIBLE FOR FUTURE SALES

After completion of the spin-off, there will be approximately 9,311,164 Interim shares of its common stock outstanding, based upon the number of shares of WZE’s common stock outstanding on April 30, 2012.  All of these shares will be freely transferable without restriction under the Securities Act except for shares that are owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, which includes Interim’s directors, executive officers and significant stockholders. Shares of Interim’s common stock held by affiliates may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act. Further, as described below, Interim plans to file a registration statement to cover the shares issued under its equity incentive plans.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of:  (i) 1% of the then outstanding shares of common stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by Interim’s affiliates also will be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be Interim’s affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about Interim is “available,” which means that, on the date of sale, Interim has been subject to the reporting requirements of the Exchange Act for at least 90 days and is current in its Exchange Act filings. After beneficially owning “restricted securities” for one year, Interim’s non-affiliates may engage in unlimited re-sales of such securities.

Shares received by Interim’s affiliates in the spin-off or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Stock Plans

Interim has no stock plans in effect. No prediction can be made as to the effect, if any, that market sales of restricted or freely trading shares will have on the market price of its common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for Interim’s common stock and could impair its future ability to raise capital through an offering of its equity securities.

LEGAL MATTERS

The validity of Shares being offered by this Prospectus will be passed upon by Branden T. Burningham, Esq.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements included in this Prospectus and in the Registration Statement have been audited by Gregory & Associates, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report, appearing as Appendix F to this Prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No expert named in the registration statement of which this Prospectus is a part as having prepared or certified any part thereof (or who is named as having prepared or certified a report or valuation for use in connection with the registration statement) or counsel for the registrant named in this Prospectus as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, had or is to receive in connection with the offering a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries or was connected with the registrant or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter, if there are no managing underwriters) voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Interim has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Interim common stock being registered hereunder. This Prospectus, which forms a part of the Registration

Statement, does not contain all the information included in the Registration Statement and the exhibits thereto, to which reference is hereby made. You should refer to the Registration Statement, including its exhibits and schedules, for further information about WZE, its common stock and the Interim stock being spun-off pursuant to this Prospectus.

From and after the effective date of the spin-off, Interim will become subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we will file annual, quarterly and other reports and other information with the SEC.  WZE is also required to file annual quarterly and other information with the SEC, and such reports and other information may contain important information about us. For so long as Interim has been operating as a subsidiary of WZE, the results of Interim’s operations have been included in WZE’s consolidated financial statements. You may read and copy the Registration Statement and the reports and other information that Interim may in the future file at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Interim’s future SEC filings will also be available to the public from commercial document retrieval services and at the Internet world-wide website maintained by the SEC at www.sec.gov. Please note that information included in Interim’s website does not form a part of this Prospectus.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized.  Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in Interim’s affairs since the date hereof.

Interim Healthcare of Wyoming, Inc.

Financial Statements

Interim Healthcare of Wyoming, Inc.

     4397 South Albright Drive, Salt Lake City, UT 84124

    (801) 277-2763 Phone • (801) 277-6509 Fax

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

INTERIM HEALTHCARE OF WYOMING, INC.

Pittsburgh, Pennsylvania 15213

We have audited the accompanying balance sheets of Interim Healthcare of Wyoming, Inc. as of December 31, 2011, 2010 and 2009, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2011, 2010 and 2009. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, and audit of its internal controls over financial reporting for the years ended December 31, 2011, 2010 and 2009.  Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financial reporting for the years ended December 31, 2011, 2010 and 2009.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements audited by us present fairly, in all material respects, the financial position of Interim Healthcare of Wyoming, Inc. as of December 31, 2011, 2010 and 2009 and the results of their operations and their cash flows for the years ended December 31, 2011, 2010 and 2009, in conformity with generally accepted accounting principles in the United States of America.

/s/ Gregory & Associates, LLC

May 4, 2012

Salt Lake City, Utah

INTERIM HEALTHCARE OF WYOMING, INC.

 CONSOLIDATED BALANCE SHEETS

	December 31, 2011		December 31, 2010		December 31, 2009
Interim Statement of Financial Position
CURRENT ASSETS:
Cash	535,145		205,907		345,814
Accounts receivable	382,137	[1]	281,867	[2]	272,351	[2]
Prepaid expenses	15,349		14,863		5,485
Deferred tax asset, current	20,377		21,721		21,289
Total current assets	953,008		524,358		644,939

PROPERTY AND EQUIPMENT, net	4,275		9,599		18,875
GOODWILL	1,189,661		1,920,486		1,920,486
DEFERRED TAX ASSET, NET	84,587		0		0
Total assets	2,231,531		2,454,443		2,584,300

CURRENT LIABILITIES:
Accounts payable	49,976		20,477		12,660
Accrued expenses	87,209		32,175		53,608
Total current liabilities	137,185		52,652		66,268

DEFERRED TAX LIABILITY, NET	0		111,257		100,408

Total liabilities	137,185		163,909		166,676

STOCKHOLDERS' EQUITY

Common stock	1	[3]	1	[3]	1	[3]
Additional paid-in capital	1,585,190		1,433,940		1,576,833
Retained Earnings	509,155		856,593		840,790
Total stockholders' equity	2,094,346		2,290,534		2,417,624
Total liabilities and stockholders' equity	2,231,531		2,454,443		2,584,300

[1] net of $20,200 allowance

[2] net of $34,200 allowance

[3] $.001 par value, 50,000 shares authorized, 1,000 shares issued and outstanding

The accompanying notes are an integral part of these financial statements.

INTERIM HEALTHCARE OF WYOMING, INC.

 STATEMENTS OF OPERATIONS

	Year ended
	December 31, 2011	December 31, 2010	December 31, 2009
Interim Statement of Operations
REVENUE
Total Revenue	3,425,721	3,099,090	2,904,782

COST OF GOODS SOLD
Total Cost of Goods Sold	2,305,789	2,089,811	1,979,984

Gross Profit	1,119,932	1,009,279	924,798
OPERATING EXPENSES
Selling expenses	61,889	61,019	62,378
General and administrative	306,348	349,430	318,793
Salaries, wages and related expenses	550,027	561,617	562,960
Consulting fees	13,899	11,397	23,930
Impairment of goodwill	730,825	0	0
Total Operating Expenses	1,662,988	983,463	968,061
LOSS FROM OPERATIONS	(543,056)	25,816	(43,263)

OTHER INCOME (EXPENSE):
Interest income	261	440	1,741
Interest expense	(447)	(1,297)	(86)
Other income (expense)	1,304	1,260	938
Total Other Income (Expense)	1,118	403	2,593
INCOME(LOSS) BEFORE INCOME TAXES	(541,938)	26,219	(40,670)
CURRENT INCOME TAX EXPENSE (BENEFIT)	0	0	0
DEFERRED INCOME TAX EXPENSE (BENEFIT)	(194,500)	10,416	(13,281)
NET INCOME(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	(347,438)	15,803	(27,389)

BASIC INCOME (LOSS) PER COMMON SHARE	(347.44)	15.80	(27.39)
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,000	1,000	1,000
DILUTED INCOME (LOSS) PER COMMON SHARE -	(347.44)	15.80	(27.39)
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,000	1,000	1,000

The accompanying notes are an integral part of these financial statements.

INTERIM HEALTHCARE OF WYOMING, INC. STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31 2011, 2010 AND 2009

			Additional
	Common Stock		Paid In	Retained
	Shares	Amount	Capital	Earnings
Balance at December 31, 2008	1,000	$1	$1,955,595	$868,179

Distribution to Owner (Parent)	0	0	(378,762)	0

Net loss for the year ended December 31, 2009	0	0	0	(27,389)

Balance at December 31, 2009	1,000	$1	$1,576,833	$840,790

Distribution to Owner (Parent)	0	0	(142,892)	0

Net income for the year ended December 31, 2010	0	0	0	15,803

Balance at December 31, 2010	1,000	$1	$1,433,941	$856,593

Investment by Owner	0	0	151,249	0

Net Income for the year ended December 31, 2011	0	0	0	(347,438)

Balance at December 31, 2011	1,000	$1	$1,585,190	$509,155

The accompanying notes are an integral part of these financial statements.

INTERIM HEALTHCARE OF WYOMING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2011	December 31, 2010	December 31, 2009
Interim Statement of Cash Flows
Cash Flows from Operating Activities
Net income (loss)	(347,438)	15,803	(27,389)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in deferred tax assets and liabilities	(194,500)	10,416	(13,281)
Change in allowance for doubtful accounts	(14,000)	0	0
Depreciation and amortization expense	5,325	9,275	12,682
Impairment of goodwill	730,825	0	0
Change in assets and liabilities:
Increase (Decrease) Accounts receivable	(86,270)	(9,516)	256,549
Increase (Decrease) Prepaid expenses	3,357	(11,696)	(188)
(Increase) Decrease Accounts payable	29,499	7,817	(25,733)
(Increase) Decrease Accrued expense	55,034	(21,432)	(27,755)
(Increase) Decrease Deferred revenue	(3,843)	2,318	(24,151)
Net Cash Provided by Operating Activities	177,989	2,985	150,734

Cash Flows from Investing Activities:
Purchase of property & equipment	0	0	0

Net Cash Used in Investing Activities	0	0	0

Cash Flows from Financing Activities:
Payments (to)/from Wizzard Software	151,249	(142,892)	(378,762)

Net Cash Used in Financing Activities	151,249	(142,892)	(378,762)

Net Increase (Decrease) in Cash	329,238	(139,907)	(228,028)
Cash at Beginning of Period	205,905	345,814	573,842
Cash at End of Period	535,144	205,907	345,814
Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	447	1,297	86
Income taxes	0	0	0

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

     For the Years Ended December 31, 2011, 2010 and 2009

          None

  The accompanying notes are an integral part of these financial statements

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization – Interim Healthcare of Wyoming, Inc. ["Interim"], a Wyoming corporation and a wholly owned subsidiary of Wizzard Software Corporation, was organized on September 30, 1991.  Interim operates primarily in the home healthcare and healthcare staffing services in Wyoming and Montana.  On September 8, 2005, Wizzard Software Corporation purchased all of the issued and outstanding shares of Interim Healthcare of Wyoming, Inc. ["Interim"], a Wyoming corporation, in a transaction accounted for as a purchase.  On April 3, 2007, Interim purchased the operations of Professional Personnel, Inc., d.b.a., Professional Nursing Personnel Pool [“PNPP”].

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Management made assumptions and estimates for determining reserve for accounts receivable, obsolete inventory and in determining the impairment of definite life intangible assets and goodwill.  Actual results could differ from those estimated by management.

Reclassification – The financial statements for the period ended prior to December 31, 2011 have been reclassified to conform to the headings and classifications used in the December 31, 2011 financial statements.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity date of three months or less when purchased to be cash equivalents.  At December 31, 2011, the Company had no cash balances in excess of federally insured limits.

Accounts Receivable - Accounts receivable consist of trade receivables arising in the normal course of business. At December 31, 2011 and 2010, the Company has an allowance for doubtful accounts of $20,200 and $34,200, respectively, which reflects the Company's best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. During the years ended December 31, 2011, 2010 and 2009, the Company adjusted the allowance for bad debt by $14,000, $0 and $0, respectively.

Depreciation - Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives.

Leases - The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) Topic 840, (formerly Statement of Financial Accounting Standards SFAS No. 13 "Accounting for Leases").  Leases that meet one or more of the capital lease criteria of standard are recorded as a capital lease, all other leases are operating leases.

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Goodwill and Definite-life intangible assets - The Company accounts for Goodwill and definite-life intangible assets in accordance with the provisions of Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles Goodwill and Other. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of Topic 350.  Impairment losses arising from this impairment test, if any, are included in operating expenses in the period of impairment.  Topic 350 requires that definite intangible assets with estimable useful lives be amortized over their respective estimated useful lives, and reviewed for impairment in accordance with Topic 360, criteria for recognition of an impairment of Long-Lived Assets.

Loss Per Share - The Company computes loss per share in accordance with FASB ASC Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive (see Note 7).

Income Taxes - The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes.  This topic requires an asset and liability approach for accounting for income taxes (see Note 5).

Advertising Costs - Advertising costs are expensed as incurred and amounted to $31,040, $32,703 and $50,199 for the period ending December 31, 2011, 2010 and 2009, respectively.

Fair Value of Financial Instruments - The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, accounts payable, and accrued expenses approximates their recorded values due to their short-term maturities.

 Revenue Recognition - Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topics - The Company recognizes revenue from the providing of healthcare services when the services are provided and collection is probable.. The Company's revenue recognition policies are also in compliance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101 and 104.

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recently Enacted Accounting Standards

In December 2010, the FASB issued Accounting Standards Update No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (ASU 2010-28).  ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist.  ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 - PROPERTY & EQUIPMENT

The following is a summary of property and equipment at:

	Life	December 31, 2011	December 31, 2010	December 31, 2009

Furniture, fixtures and equipment	2-10 yrs	$89,084	$89,084	$89,084
		89,084	89,084	89,084
Less: Accumulated depreciation		(84,809)	(79,485)	(70,209)
Property & equipment, net		$4,275	$9,599	$18,875

Depreciation expense for the periods ended December 31, 2011, 2010 and 2009 was $5,325, $9,276 and $12,682, respectively.

NOTE 3 - GOODWILL / DEFINITE-LIFE INTANGIBLES ASSETS

Impairment - During 2011, Wizzard Software Corporation the parent of the Company performed its annual test of impairment of goodwill by comparing the net carrying value of the intangible asset with the quoted market prices on the NYSE – AMEX.. The Fair value was estimated using the average closing quoted stock price of Wizzard Software Corporation during the fourth quarter of 2011.  Based upon the results of this analysis, it was determined that the goodwill was impaired. The Company recorded an impairment charge of $730,825 as a result of impairment testing.

Goodwill - The following is a summary of goodwill:

	For the periods ended
	December 31, 2011	December 31, 2010	December 31, 2009

Goodwill at beginning of period	$1,920,486	$1,920,486	$1,920,486
Impairment	(730,825)	-	-
Goodwill at end of period	$1,189,661	$1,920,486	$1,920,486

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - GOODWILL / DEFINITE-LIFE INTANGIBLES ASSETS- continued

Goodwill consists of:	December 31,	December 31,	December 31,
	2011	2010	2009
Interim Healthcare of Wyoming – Casper	$585,881	$945,795	$945,795
Interim Healthcare of Wyoming - Billings	603,780	974,691	974,691
Total Goodwill	$1,189,661	$1,920,486	$1,920,486

NOTE 4 - CAPITAL STOCK

Common Stock - The Company has authorized 50,000 shares of common stock, $0.001 par value. As of December 31, 2011, 2010 and 2009, 1,000 shares were issued and outstanding.  The Company is a wholly owned subsidiary of Wizzard Software Corporation.

NOTE 5 - INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.  At December 31, 2011 and 2010, the total of all deferred tax assets was $104,965 and $21,721, respectively, and the total of the deferred tax liabilities was $0 and $111,256, respectively.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events. The Company anticipates earnings in the near future and the realization of the benefit of the deferred tax assets.

The components of income tax expense (benefit) from continuing operations for the yearss ended December 31, 2011, 2010 and 2009 consist of the following:

	For the Yearss Ended
	December 31
	2011	2010	2009
Current tax expense:
Federal	$0	0	$0
State	0	0	0
Current tax expense	0	0	0

Deferred tax expense (benefit):
Allowance for doubtful accounts	5,072	0	0
Bonus accrual	(3,391)	189	(55)
Vacation accrual	(337)	(621)	(386)
Goodwill – impaired	(264,760)	0	0
Goodwill – tax amortization	46,383	46,383	46,383
Net operating loss carryforward	22,533	(35,536)	(59,223)
Valuation allowance	0	0	0
Subtotal deferred tax expense/(benefit)	(194,500)	10,416	(13,281)
Income tax expense/(benefit)	$(194,500)	$10,416	$(13,281)

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 5 – INCOME TAXES – continued

Deferred income tax expense/(benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

A reconciliation of income tax expense at the federal statutory rate to income tax expense at the company’s effective rate is as follows:

	For the Years Ended December 31,
	2011	2010	2009
Current deferred tax assets:
Computed tax at the expected statutory rate	$(184,259)	$8,915	$(13,828)
State and local income taxes, net of federal	(11,959)	640	(817)
Other non-deductible expenses	1,718	861	1,363
Change in valuation allowance	0	0	0
Income tax expense/(benefit)	$(194,500)	$10,416	$(13,281)

The temporary differences, tax credits and carryforwards gave rise to the following deferred tax asset December 31, 2011 and 2010:

December 31,	December 31,	December 31,
	2011	2010	2009
Current deferred tax assets (liabilities):
Allowance for doubtful accounts	$6,950	$12,021	$12,021
Bonus accrual	5,072	1,681	1,870
Vacation accrual	8,356	8,019	7,398
Valuation allowance	0	0	0
Total current deferred tax assets (liabilities)	20,377	21,721	21,289

Long-term deferred tax assets (liabilities):
Excess of goodwill/intangible assets amortization for tax over book	12,362	(206,015)	(159,631)
Net operating loss carryforward	72,226	94,759	59,223
Valuation allowance	0	0	0
Total long-term deferred tax assets (liabilities)	$84,588	$(111,256)	$(100,408)
Net term deferred tax assets (liabilities)	$104,965	$(89,535)	$(79,119)

At December 31, 2011, the company has loss carryforwards totaling $199,000 that begin to expire in the year 2030.

We file U.S. federal,  and U.S. states return, we are generally no longer subject to tax examinations for years prior to 2007 for U.S. federal and U.S. states tax returns.

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - LEASES

Operating Lease - The Company leases office space in Casper, Wyoming for $4,750 a month through June 2018.  The Company further leases space in Billings, Montana for of $1,406 a month through February 2014.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2011 are as follows:

Year ending December 31

 Lease Payments

2012

73,872

2013

73,872

2014

59,812

2015

57,000

2016

57,000

Thereafter

85,500

______________

Total Minimum Lease Payments

$

407,056

Lease expense charged to operations was $73,872, $61,200 and $61,200 for the periods ended December 31, 2011, 2010 and 2009, respectively.

NOTE 7 – INCOME/(LOSS) PER SHARE

The following data shows the amounts used in computing loss per share and the weighted average number of shares of common stock outstanding for the periods presented for the periods ended:

	December 31, 2011	December 31, 2010	December 31, 2009
Income/(Loss) from continuing operations available to common stockholders (numerator)	$(347,438)	$15,803	$(27,389)
Income/(Loss) available to common stockholders (numerator)	(347,438)	15,803	(27,389)
Weighted average number of common shares outstanding during the period used in loss per share (denominator)	1,000	1,000	1,000

NOTE 8 - CONCENTRATION OF REVENUES

For 2011, 2010 and 2009, Medicare and Medicaid reimbursement was 39%, 44% and 43% of revenue, respectively.

NOTE 9 - SUBSEQUENT EVENTS

Subsequent events have been evaluated through the date and time of this report:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution *

The expenses relating to the registration of the securities will be borne by Registrant. Such expenses are estimated to be as follows: The following table sets forth an itemized statement of all cash expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee*	$2,500
Blue sky fees and expenses*	14,500
Printing and related expenses*	1,500
Legal fees*	10,000
Accounting fees and expenses	20,000
Transfer Agent fees	0
Miscellaneous	1,500
TOTAL	$50,000

*	Estimated

Item 14. Indemnification of Directors and Officers

Reference is made to “Certain Related Party Transactions” and “Description of Capital Stock” contained in the Prospectus relating to the indemnification of Registrant’s officers, directors, stockholders, employees and affiliates.  The Registrant is prohibited from indemnifying its affiliates for liabilities resulting from violations or alleged violations of the Securities Act of 1933 or any state securities laws in connection with the issuance or sale of the shares of common stock, except in the case of successful defense of an action in which such violations are alleged, and then only if a court approves such indemnification after being appraised of relevant regulatory positions on indemnification.

Specifically, each director or officer of Registrant will be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he is involved by reason of the fact that he is or was a director or officer of Registrant; such indemnification, of course, is conditioned upon such officer or director having acted in good faith and in a manner that he reasonably believed to be in the best interests of Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful.  If, however, any threatened, pending or completed action, suit or proceeding is by or in the right of Registrant, the director or officer shall not be indemnified in respect to any claim, issue or matter as to which he is adjudged to be liable to us unless a court determines otherwise.

The foregoing summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended and restated certificate of incorporation and the amended and restated bylaws of the Registrant and the common shares of Interim that will be spin-off pursuant to the Registration Statement.

Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify a director against liability incurred in a proceeding if:

(i)(A)  The director conducted himself in good faith; and

(B)  He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and

(C)  In the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; or

(ii)  The director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by Section 17-16-202(b)(v) of the Wyoming Business Corporation Act.

(b)  A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(i)(B) of Section 17-16-851.

(c)  The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 17-16-851.

(d)  Unless ordered by a court under Section 17-16-854(a)(iii) of the Wyoming Business Corporation Act, a corporation may not indemnify a director under Section 17-16-851:

(i)  In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of Section 17-16-851; or

(ii)  In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in the director's capacity.

Section 17-16-852 of the Wyoming Business Corporation Act requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Under Section 17-16-853 of the Wyoming Business Corporation Act, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the expenses incurred in connection with the proceeding by an individual who is a party to a proceeding because that individual is a member of the Board of Directors if he delivers to the corporation:

(i)  A written affirmation of his good faith belief that the standard of conduct described in Section 17-16-851 has been met by the director or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by Section 17-16-202(b)(iv); and

(ii)  His written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 17-16-852 and it is ultimately determined under Section 17-16-854 or 17-16-855 that he has not met the standard of conduct described in Section 17-16-851.

Article IX of the Registrant's amended and restated article of incorporation provides for the indemnification of its directors and officers to the fullest extent permitted by law.

Item 15.                 Recent Sales of Unregistered Shares

There is a trading market for WZE’s common stock on the NYSE AMEX Exchange trading under the symbol “WZE.”  There is no trading market for Interim’s common stock.  As of April 30, 2012, WZE had approximately 7,000 common shareholders of record owning its 8,623,273 outstanding shares of common stock in the circumstances described below.

Since its acquisition by WZE in 2005, the Registrant has not issued any shares of common stock and at no time has it issued options and/or warrants to employees, affiliates and/or service providers.

Item 16.                 Index to Appendix

(a)(1)	Index to Financial Statements -- Included in Prospectus

Index to December 31, 2009 financial statements of Interim Healthcare of Wyoming Inc.	F-1

Index to December 31, 2010 financial statements of Interim Healthcare of Wyoming Inc.	F-10

Index to December 31, 2011 financial statements of Interim Healthcare of Wyoming Inc.	F-61

(a)(2)	Included Separately from Prospectus: Consent of Independent Registered Public Accountants. (See Exhibit 23.2 below.)

Other than the Financial Data Schedule, no schedules are included for the reason that all required information is contained in the financial statements included in the Prospectus.

(b)           Financial Statement Schedules.  Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

(c)           Exhibits:

Exhibit 3.1 – Amended and Restated Articles of Incorporation Exhibit 3.2 – Amended and Restated Bylaws
Exhibit 5 – Opinion of Branden T. Burningham, Esq., regarding the legality of the securities being offered Exhibit 10.1 – Separation Agreement Exhibit 10.2 – Tax Matters Agreement
Exhibit 23.1 - Consent of Counsel (Branden T. Burningham, Esq.)
Exhibit 23.2 - Consent of Independent Registered Public Accountant Firm (Gregory & Associates, LLC)

Item 17.	Undertakings

A.	Certificates:

B.	Rule 415 Offering Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:  (i) include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the “1933 Act”); (ii) reflect in the Prospectus any  facts or events which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)

For determining liability under the 1933 Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

C.	Request for Acceleration of Effective Date

The Registrant may elect to request acceleration of the effective date of the Registration Statement under Rule 461 of the 1933 Act.

D.	Indemnification

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

E.	Liability to Any Purchase in Initial Distribution of Securities

Registrant undertakes that in a primary offering of its securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to have offered or sold such securities to such purchaser:

(i)	Any Preliminary Prospectus or Prospectus of the Registrant relating to the Offering required to be filed pursuant to Rule 424 under the 1933 Act;
(ii)	Any free writing Prospectus relating to the Offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing Prospectus relating to the Offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
(iv)	Any other communication that constitutes an offer in the Offering made by the Registrant to the purchaser.

The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of Pittsburgh, Pennsylvania, on the 8th day of May, 2012.

INTERIM HEALTHCARE OF WYOMING INC.

Date May 8, 2012	By:	/s/ Christopher Spencer
Christopher Spencer
President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures/Title	Date

/s/ Christopher Spencer	May 8, 2012
Christopher Spencer, Chairman, President, CEO and Principal Executive Officer

/s/ John Busshaus	May 8, 2012
John Busshaus, Chief Financial Officer, and Principal Accounting Officer

/s/ Douglas Polinsky	May 8, 2012
Douglas Polinsky, Director

/s/ J. Gregory Smith	May 8, 2012
J. Gregory Smith, Director

/s/ Denis Yevstifeyev	May 8, 2012
Denis Yevstifeyev, Director